Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-89801, No.33-28490, No. 33-33693, No.33-60787, No. 33-65656, No. 333-48247, No. 333-39811, No. 333-58833, No. 33-82205, No. 333-48750, No. 333-58026 and No. 333-105726 on Form S-8 of Williams-Sonoma, Inc. of our report dated March 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in the Annual Report on Form 10-K of Williams-Sonoma, Inc. for the fiscal year ended February 1, 2004.

/s/ Deloitte & Touche LLP

San Francisco, California
April 15, 2004